Exhibit 99.1

Spero Therapeutics Announces Closing of Initial Public Offering

CAMBRIDGE, Mass., November 6, 2017 – Spero Therapeutics, Inc., a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multi-drug resistant bacterial infections, today announced the closing of its initial public offering of 5,500,000 shares of its common stock at a public offering price of $14.00 per share, before underwriting discounts and commissions. In addition, Spero Therapeutics, Inc. has granted the underwriters a 30-day option to purchase up to 825,000 additional shares of its common stock at the initial public offering price. The shares began trading on The Nasdaq Global Select Market on November 2, 2017 under the ticker symbol “SPRO.”

BofA Merrill Lynch, Cowen and Stifel acted as joint book-running managers for the offering. Oppenheimer & Co. acted as a co-manager for the offering.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The offering was made by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained from BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by telephone at (631) 274-2806; and from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Spero

Spero Therapeutics is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multi-drug resistant bacterial infections.

Spero Media and Investor Contact

Sharon Klahre

Director, Investor Relations

857-242-1547

IR@sperotherapeutics.com